Exhibit 10.34

PARSLEY ENERGY, INC.

2014 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Agreement is made and entered into as of the “Date of Grant” set forth in the Notice of Grant of Restricted Stock Unit (“Notice of Grant”) by and between Parsley Energy, Inc., a Delaware corporation (the “Company”) and you;

WHEREAS, the Company adopted the Parsley Energy, Inc. 2014 Long Term Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock unit awards to certain employees and service providers of the Company;

WHEREAS, in order to induce you to enter into or to continue to provide services to the Company and to materially contribute to the success of the Company, the Company agrees to grant you this restricted stock unit award;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this restricted stock unit award agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the restricted stock award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. The Grant.  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award consisting of an aggregate number of Restricted Stock Units, whereby each Restricted Stock Unit represents the right to receive one share of Class A common stock, par value $0.01 per share, of the Company (“Stock”), plus the additional rights to Dividend Equivalents set forth in Section 3, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”).  To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2. No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6 and Section 7.

3. Dividend Equivalents.  In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of shares of Stock related to the portion of your Restricted Stock Units that have not been settled as of such record date, such payment to be made on or within 45 days following the date that the restrictions with respect to the Restricted Stock Units laps, in accordance with Section 6 or Section 7.  For purposes of clarity, if the Restricted Stock Units are forfeited by you pursuant to the terms of this Agreement then you shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Restricted Stock Unit.  No interest will accrue on the Dividend Equivalents between the declaration and settlement of the dividends.

4. Restrictions; Forfeiture.  The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 or Section 7 of this Agreement and as described in the Notice of Grant and Stock is issued to you as described in Section 5 of this Agreement.  The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).

5. Issuance of Stock.  No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6 or Section 7.  After the Restricted Stock Units vest pursuant to Section 6 or Section 7, the Company shall, promptly and within 45 days of such vesting date, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding.  The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate.  The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units.  No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Stock shall not bear any interest owing to the passage of time.  Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

6. Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire as set forth in the Notice of Grant and herein and shares of Stock that are nonforfeitable and transferable, except to the extent provided in Section 10 of this Agreement, will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the applicable dates set forth in the Notice of Grant, unless otherwise provided in Section 7.

7. Termination of Services.

(a) Termination Generally.  Subject to subsection (b), (c) and (d) of this Section 7, if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company.  The Restricted Stock Units for which the restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 5.

(b) Notwithstanding subsection (a) above, if your service relationship with the Company or any of its Subsidiaries is terminated by reason of death or Disability (as defined below) prior to the date on which the Restricted Stock Units vest as provided in the Notice of Grant, then effective as of the date of such separation from service, the restrictions on [NTD: For Performance-based RSUs:][the Target Number of RSUs] [NTD: For Performance-based RSUs:] [all Restricted Stock Units] granted pursuant to this Agreement, including the Forfeiture Restrictions, will immediately expire, such Restricted Stock Units shall vest, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units within 45 days of such separation from service, as set forth in Section 5.

“Disability” shall mean (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or (ii) that you are receiving income replacement benefits for a period of at least three months under a company-sponsored accident and health plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c) [NTD: For Performance-based RSUs only:] [Notwithstanding subsection (a) above, if your service relationship with the Company or any of its Subsidiaries is terminated by the Company without Cause (as defined below) prior to the date on which the Restricted Stock Units vest as provided in the Notice of Grant, then restrictions shall expire on a number of Restricted Stock Units, if any, equal to the product of (i) the total number of Restricted Stock Units that would have vested based on actual levels of performance over the full Performance Period had you continued to provide services to the Company through the end of such Performance Period and (ii) a fraction, the numerator of which is equal to the number of days in the Performance Period that elapsed prior to your separation from service and the denominator of which is equal to the total number of days in the Performance Period, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of such vested Restricted Stock Units, if any, as set forth in Section 5, at the same time the Stock would have been delivered to you had you continuously provided services to the Company through the end of the Performance Period.]  [NTD: For Time-based RSUs only:] [Notwithstanding subsection (a) above, if your service relationship with the Company or any of its Subsidiaries is terminated by the Company without Cause (as defined below) prior to the date on which the Restricted Stock Units vest as provided in the Notice of Grant, then then effective as of the date of such separation from service, the restrictions on a number of Restricted Stock Units equal to the product of (i) the total number of Restricted Stock Units granted pursuant to this Agreement and (ii) a fraction, the numerator of which is equal to the number of days that elapsed from the Date of Grant through your separation from service and the denominator of which is equal to the total number of days from the Date of Grant through the last vesting date enumerated in the Notice of Grant, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of such vested Restricted Stock Units within 45 days of such separation from service, as set forth in Section 5.]

“Cause” shall mean : (i) violation of the Company’s substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to you or unacceptable performance of the same; (iii) acts or omissions evidencing a violation of your duties of loyalty and good faith; candor; fair and honest dealing; integrity; or full disclosure to the Company, as well as any acts or omissions which constitute self-dealing; (iv) disobedience of orders, policies, regulations, or directives issued to you by the Company, including policies related to sexual harassment, discrimination, computer use or the like; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair your ability to perform your job duties; (vi) revocation or suspension of any necessary license or certification; (vii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (viii) a false statement by you to obtain your position, in each case as determined by the Committee in good faith and in its sole and absolute discretion. For purposes of clarity, “Cause” shall not mean a separation from service by reason of death or Disability.

(d) Effect of Employment Agreement.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 7 and any employment agreement entered into by and between you and the Company or its Subsidiaries, the terms of the employment agreement shall control.

8. Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Stock Units during a leave of absence may be limited to the extent to which those rights were earned or vested when the leave of absence began, and provided further, that no “separation from service” has occurred, as such term is defined in Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance issued thereunder.

9. Payment of Taxes.  The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award and may condition settlement of the Award upon such payment.  With respect to any required tax withholding, the Committee may, in its sole discretion: (a) withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) allow you to deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; (c) allow you to deliver cash to the Company sufficient to satisfy its tax withholding obligations; (d) satisfy such tax withholding through any combination of (a), (b) and (c); or (e) take such other action as the Company deems advisable to enable the Company (or its Subsidiaries) to satisfy obligations for the payment of withholding taxes and other tax obligations related to the Award.  In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

10. Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board, the Committee and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11. Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Section 10 of this Agreement on all certificates representing shares issued with respect to this Award.

12. Right of the Company and Subsidiaries to Terminate Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

13. Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

15. No Liability for Good Faith Determinations.  The Company and the members of the Board and the Committee shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16. Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17. No Guarantee of Interests.  The Board, the Committee, and the Company do not guarantee the Stock of the Company from loss or depreciation.

18. Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

19. Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

20. Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21. Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

22. Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

23. Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board, such as the Committee.

24. Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

25. Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

26. Consent to Texas Jurisdiction and Venue.  You hereby consent and agree that state courts located in Midland County, Texas and the United States District Court for the Western District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Stock Units or this Agreement.  In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

27. Amendment.  This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.

28. Clawback.  This Agreement is subject to any written clawback policies that the Company, with the approval of the Board or the Committee, may adopt.  Any such policy may subject your Award and amounts paid or realized with respect to Award under this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Agreement.

29. The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

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